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EXHIBIT I

                            STOCK PURCHASE AGREEMENT

Stock Purchase Agreement, dated as of September 23, 1996, between Minorco S.A., a Luxembourg corporation ("Purchaser") and Minorco (U.S.A.) Inc., a Colorado corporation ("Seller").

                              W I T N E S S E T H :

WHEREAS, Seller is the owner of 37,160,725 common shares (the "Shares") of Terra Industries Inc., a Maryland corporation (the "Company");

WHEREAS, Purchaser desires to acquire and Seller desires to sell the Shares on and subject to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained in this agreement, Seller and Purchaser agree as follows:

1.                                          Purchase and Sale of the Shares

(a) On and subject to the terms and conditions set forth in this agreement, Seller agrees to sell, assign, transfer and convey the Shares to Purchaser, free and clear of all liens, claims, charges and encumbrances, and Purchaser agrees to purchase and accept the Shares from Seller, on the closing date.

(b) In exchange for each of the Shares to be delivered to Seller at the Closing, Purchaser shall pay to Seller a price equal to the closing sale price on Friday September 20, 1996 of the Company's common shares as quoted on the New York Stock Exchange. The purchase price shall be payable by wire transfer to Seller's bank account on the Closing Date in accordance with Seller's written instructions to Purchaser.

(c) The closing date shall be September 23, 1996, unless otherwise agreed by Seller and Purchaser.

2. Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

(b) Seller is the sole record owner of the Shares, free and clear of any liens, claims, charges or encumbrances or other rights of
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                                            third parties, and upon the transfer
                                            of the Shares by Seller to Purchaser
                                            and full payment therefor as
                                            provided in this agreement, Buyer
                                            will acquire all rights of the
                                            Seller in the Shares, free and clear
                                            of all liens, claims, charges or
                                            encumbrances and other rights of
                                            third parties.

(c) This agreement has been duly authorized by all necessary corporate action on the part of Seller, and this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against Seller in accordance with its terms.

(d) The execution, delivery and performance of this Agreement by Seller will not (i) contravene, result in any breach of, or constitute a default, or result in the creation of any encumbrance in respect of any asset of Seller, under Seller's Articles or Incorporation or any agreement by which it or any of its assets are bound, (ii) conflict with or result in a breach of any order, judgment, decree or ruling of any court, arbitrator or governmental authority applicable to Seller or
         (iii) violate any statute, rule or regulation of any governmental authority applicable to Seller.

(e) No consent, approval, authorization of or registration, filing or declaration with any governmental authority is required in connection with the execution, delivery or performance of this agreement by Seller.

3. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

(a) Purchaser is a corporation duly organized and validly existing under the laws of Luxembourg.

(b) This agreement has been duly authorized by all necessary corporate action on the part of Purchaser, and this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against Purchaser in accordance with its terms.

(c) The execution, delivery and performance of this Agreement by Purchaser will not (i) contravene, result in any breach of, or constitute a default, or result in the creation of any encumbrance in respect of any asset of Purchaser, under Purchaser's Articles or Incorporation or any agreement by which it or any of its assets are bound, (ii) conflict with or result in a breach of any order, judgment, decree or ruling of any court, arbitrator or governmental authority applicable to Purchaser or (iii) violate any statute, rule or regulation of any governmental authority applicable to Purchaser.

(d) No consent, approval, authorization of or registration, filing or declaration with any governmental authority is required in connection with the execution, delivery or performance of this agreement by Purchaser.

(e) Purchaser is acquiring the Shares for investment purposes and not with a view to the distribution thereof. Purchaser is aware that the sale of the Shares under this agreement has not been registered under the Securities Act of 1933 and that the Shares may be resold only if so registered or if such sale is exempt such from registration.
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4.       Purchaser's Conditions to Closing. Purchaser's obligation to purchase the Shares under this agreement is subject to fulfillment, prior to or at the closing, of the following conditions:

(a) The representations and warranties of Seller in this Agreement shall be correct, in all material respects, when made and on the Closing Date.

(b) Seller shall have delivered to Purchaser a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this agreement.

(c) Seller shall have delivered to Purchaser an Officer's Certificate, dated the Closing Date, certifying that the condition specified in
         Section 4(a) has been fulfilled.

(d) Seller shall have delivered to Purchaser stock powers for the Shares, endorsed in blank or to your instructions, and with all applicable stock transfer taxes paid.

5. Seller's Conditions to Closing. Seller's obligation to sell, assign, transfer and convey the Shares under this agreement is subject to fulfillment, prior to or at the closing, of the following conditions:

(a) The representations and warranties of Purchaser in this Agreement shall be correct, in all material respects, when made and on the Closing Date.

(b) Purchaser shall have delivered to Seller a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this agreement.

(c) Purchaser shall have delivered to Seller an Officer's Certificate, dated the Closing Date, certifying that the condition specified in
         Section 5(a) has been fulfilled.

6. Survival. The representations and warranties made under this agreement shall survive the closing of the sale and purchase of the Shares hereunder for the period ending on the first anniversary of the closing.

7. Successors and Assigns. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns but shall not confer any rights upon any other person. This Agreement may not be assigned by any party without the other's consent.

8. Governing Law. This agreement shall be construed in accordance with the governed by the laws of the State of New York, excluding its conflicts of law rules.

9. Further Assurances. The parties agree to execute such other documents or agreements as may be necessary or desirable for the implementation of this agreement and the consummation of the transactions contemplated hereby.
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10.      Entire Agreement; Amendments. This agreement and any other documents delivered on the date hereof in connection with the transactions contemplated hereby constitute the entire agreement between the parties relating to the subject matter hereof and supersede all prior negotiations and agreements between the parties relating thereto. No supplement, modification, waiver or amendment of this agreement shall be binding unless executed in writing by the parties and no waiver shall be deemed a continuing waiver or a waiver of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

11. Notices. All notices, requests, demands and other communication under this Agreement shall be in writing and shall be deemed to have been duly given (a) when served personally on the party to who notice is to be given or (b) when sent by a recognized overnight delivery service with charges prepaid and properly addressed.

12. Headings; Counterparts. The headings contained in this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this agreement. This agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned parties have executed this agreement as of the date first written above.

MINORCO (U.S.A.) INC.                                    MINORCO S.A.



By: ___________________                                  By: ___________________
    Vice President